EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We have issued our reports dated March 9, 2009 with respect to the consolidated financial statements, schedule and internal control over financial reporting appearing in the 2008 Annual Report on Form 10-K of Stratasys, Inc. for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Grant Thornton LLP

Minneapolis, Minnesota
October 30, 2009